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                                                                       Exhibit 5


                                 Law offices of
                                 BRUCE R. THAW
                                 45 Banfi Plaza
                             Farmingdale, NY 11735





                                        December 26, 1995


Nastech Pharmaceutical Company Inc.
45 Davids Drive
Hauppauge, NY  11788

Gentlemen:

         We have acted as counsel for Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Company") in connection with the proposed issue and sale by the Company of 1,485,000 Shares of Common Stock, $.006 par value.

         As counsel to the Company, we have examined the minute books of the Company, together with copies of its certificate of incorporation, as amended, and by-laws. We have also examined the proposed Post-Effective Registration Statement on Form SB-2 (Securities and Exchange Commission File No. 33-70180), and the exhibits to said Registration Statement. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

         2. The authorized capital of the Company consists of (i) 100,000 shares of Preferred Stock, par value $.01 per share, of which no shares of Preferred Stock are presently issued and outstanding, and (ii) 6,000,000 shares of Common Stock, par value $.006 per share, of which 3,221,447 shares are issued and outstanding, fully paid and non-assessable shares of Capital Stock of the Company as of September 30, 1995.

         3. The 1,485,000 Shares which are the subject of the Registration Statement have been duly authorized and the shares when issued and delivered against payment therefor will be legally issued and outstanding, fully paid and non-assessable.


                                        Very truly yours,


                                        /s/ Bruce R. Thaw

                                        BRUCE R. THAW